1

Exhibit 99.1

                  Independent Auditors' Report

The Plan Administrator
Heartland Financial USA, Inc.
Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 1999 and 1998, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 1999 and 1998, and the statements of income and changes in plan equity for the years then ended, in conformity with generally accepted accounting principles.


KPMG LLP

January 20, 2000




HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 1999 and 1998

                                        1999           1998
                                        ----           ----

Assets - cash                        $    1,621     $  238,055
                                     ==========     ==========

Liabilities - due to employees       $        -     $   11,893
Plan equity                               1,621        226,162
                                     ----------     ----------

Total liabilities and plan equity    $    1,621     $  238,055
                                     ==========     ==========



Statements of Income and Changes
in Plan Equity

For the years ended December 31, 1999
and 1998

                                        1999           1998
                                        ----           ----

Contributions from employees         $  298,279     $  238,055
Refundable employee contributions             -        (11,893)
Stock purchases and distributions      (522,820)      (229,752)
Plan equity at beginning of period      226,162        229,752
                                     ----------     ----------

Plan equity at end of period         $    1,621     $  226,162
                                     ==========     ==========

See accompanying note to financial statements.


HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Note to Financial Statements

December 31, 1999 and 1998

(1) Summary of Significant Accounting Policies

     Basis of Presentation

The Heartland Financial USA, Inc. Employee Stock Purchase Plan
(the Plan) was approved by the stockholders of Heartland
Financial USA, Inc. (the Company) in May of 1996 and commenced operations on July 1, 1996.

The accompanying financial statements of the Plan have been prepared on an accrual basis.

The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing such financial statements, the Plan administrator is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Description of the Plan

The Plan, which is authorized to make available up to 400,000 shares of the Company's stock for sale to employees, is sponsored by the Company and has one entry date per year, the first day of a plan year. Employees of the Company or its subsidiaries that have been employed one year and have completed 1,000 hours of service are eligible to participate in the Plan on the next entry date. Eligible employees can contribute up to 15% of their salary on an after-tax basis to be applied to the purchase of common stock of the Company, up to a maximum of 1,000 shares.
The Compensation Committee of the Company establishes the price of the stock. The price cannot be less than 85% of the fair market value of the stock on the first day of the Plan year. The Plan does not allow an employee to purchase fractional shares and as a result, such monies are refundable to the employee. Participating employees whose employment is terminated for any reason during a plan year will have their contributions refunded to them. Participants should refer to the Plan agreement for more complete information.

The Plan's eligibility requirements were amended for the 1999 plan year. Employees of the Company or its subsidiaries become eligible to participate in the Plan on the next entry date following the year in which they became employed by the Company.

On June 16, 1998, the Company's Board of Directors declared a two-for-one stock split in the form of 100% stock dividend to stockholders of record on June 30, 1998, payable on July 27, 1998. Accordingly, all per share data have been restated to reflect the stock split.

For the year ended December 31, 1998, the Company established a price of 100% of the fair market value at December 31, 1997, which was $14.75 per share. Subsequent to December 31, 1998, 15,333 shares of common stock of the Company were purchased by the Plan and distributed to 158 employees.

For the year ended December 31, 1999, the Company established a price of 100% of the fair market value at December 31, 1998, which was $18.00 per share. On December 31, 1999, 16,481 shares of common stock of the Company were purchased by the Plan and distributed to 182 employees.

     Plan Administration

The Plan is administered by the Company. In addition, the Company pays for Plan administration costs.

     Income Taxes

The Plan is a nonqualified plan under Section 423 of the Internal
Revenue Code of 1986, as amended, and as such there are no tax consequences to the Plan.

The employee will be taxed on any difference between the price established by the Compensation Committee and the market price at the establishment date and any appreciation of the stock, at disposition.